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                                                                     EXHIBIT (i)


                         [AMERICAN GENERAL LETTERHEAD]



                                              February 26, 1999




Board of Trustees
AGA Series Trust
2929 Allen Parkway
Houston, TX 77019

Trustees:

I have examined the Registration Statement in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment on Form N-1A with respect to AGA Series Trust.

I have made such examination of the law and have examined such records and documents as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

I am of the following opinions:

     1. AGA Series Trust, ("Trust") is a valid and existing unincorporated voluntary association, commonly known as a business trust.

     2. The Trust is a business Trust created and validly existing pursuant to the Massachusetts Laws.

     3. All of the prescribed Trust procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Trust shares will have been complied with.

     4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, nonassessable shares of the Trust.
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I consent to the filing of this opinion as an exhibit to the Post-Effective
Amendment to the Registration Statement filed on Form N-1A with respect to AGA Series Trust.

                                       Sincerely,


                                       /s/ NORI L. GABERT
                                       Nori L. Gabert